Exhibit 8
                April ____, 1997


First of America Bank Corporation
211 South Rose Street
Kalamazoo, Michigan  49007

     Re:  First of America Bank Corporation
          First of America Capital Trust I
          Registration Statement on Form S-4
          File No. 333-__________________

Greetings:

     We have acted as counsel for First of America Bank Corporation (the "Corporation") and First of America Capital Trust I (the "Trust") in connection with the offer to exchange up to $150,000,000 of the Trust's 8.12% Capital Securities, Series B which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 8.12% Capital Securities, Series A. In rendering our opinion, we have examined the Amended and Restated Declaration of Trust dated as of January 28, 1997 (the "Declaration") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Declaration. We hereby confirm the opinion described under the caption "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Corporation and the Trust with the Securities and Exchange Commission on _______________, 1997. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

     We hereby consent to the use of our name under the caption
"Certain Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

                              Very truly yours,

                              HOWARD & HOWARD ATTORNEYS, P.C.



                              David E. Riggs